Exhibit 99.1

NEWMARKET CORPORATION REPORTS SECOND QUARTER AND SIX MONTHS 2005 RESULTS

Richmond, VA, August 1, 2005 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the second quarter and six months 2005 and an update of the Company’s operations. Please review our Quarterly Report on Form 10-Q for the period ended June 30, 2005 for a more thorough discussion of the topics mentioned in this release.

Second quarter 2005 net income was $13.1 million or $.77 per share compared to net income of $11.4 million or $.67 per share for second quarter 2004. This year’s results include a benefit of $2.5 million or $.15 per share from an insurance settlement. Excluding this benefit, second quarter 2005 results would have been earnings of $10.6 million or $.62 per share.

Net income for the first half of this year, which also included the benefit of the insurance settlement, was $17.8 million or $1.05 per share while net income for the same period last year was $17.2 million or $1.02 per share. Excluding the benefit of the insurance settlement, earnings for the first half of 2005 would have been $15.3 million or $.90 per share. A reconciliation of earnings, excluding the insurance settlement, to net income for the second quarter and six months 2005 under generally accepted accounting principles is included at the end of the earnings release for further clarification.

Petroleum additives sales have continued to grow with second quarter 2005 sales improving to $269 million, an increase of $51 million or 23 percent, over second quarter 2004. Petroleum additives sales for the first half of 2005 also improved reaching $506 million, which represents an increase of $73 million or 17 percent over first half 2004. These significant improvements in petroleum additives sales resulted in operating profit of $17 million for the second quarter 2005, which was about even with the strong results for the second quarter 2004. For the first half of this year, petroleum additives operating profit was $27 million compared to operating profit of $30 million for the first half of last year. While we have made progress on improving our pricing, raw material costs have continued to compress margins. We are in the marketplace attempting to recover those costs through price increases for our products. We continue to believe that the progress we have made will result in petroleum additives operating profits for the second half and year 2005 exceeding the same periods last year.

Tetraethyl lead (TEL) operating profit, excluding the benefit of the insurance settlement, for the second quarter and first half of this year was lower than the same periods last year reflecting lower shipments. As we previously reported, Octel (OTL) announced the loss of a major TEL customer which has decided to discontinue use of this product. We expect TEL operating profit in the second half of 2005 to be lower than the first half of this year.

We are pleased with the performance of our two operating subsidiaries, Afton Chemical Corporation and Ethyl Corporation. Afton Chemical continues to demonstrate excellent progress in the petroleum additives marketplace as evidenced by its significant revenue and volume gains when compared to the first half of 2004. Unfortunately, when the profits for the two six month periods are compared, the negative impact of rising raw material costs continues to obscure their favorable accomplishments.

Sincerely,

Thomas E. Gottwald

Earnings for the second quarter and six months 2005 include the gain from an insurance settlement. The following reconciliation of earnings excluding this item to net income under generally accepted accounting principles is included below as part of the earnings release.

Summary of earnings for the Second Quarter and Six Months:

	Second Quarter Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net income:
Net income	$13.1	$11.4	$17.8	$17.2
2005 Benefit from insurance settlement	(2.5)	—	(2.5)	—

Earnings excluding benefit from 2005 insurance settlement	$10.6	$11.4	$15.3	$17.2

Basic Earnings Per Share:
Net income	$0.77	$0.67	$1.05	$1.02
2005 Benefit from insurance settlement	(0.15)	—	(0.15)	—

Earnings excluding benefit from 2005 insurance settlement	$0.62	$0.67	$0.90	$1.02

As a reminder, a conference call and Internet web cast is scheduled for 11:00 a.m. EDT on Tuesday, August 2, 2005, to review second quarter 2005 financial results. You can access the conference call live by dialing 877-407-8031 (domestic) or 201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.vcall.com. A teleconference replay of the call will be available until August 5, 2005 by dialing 877-660-6853 (domestic) and 201-612-7415 (international). The account number is 286. The conference ID number is 161523. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s

management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of our 2004 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

To the extent that this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. For management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning NewMarket’s financial condition and results of operations, see the Form 8-K furnished to the Securities and Exchange Commission on or about August 1, 2005.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net sales:
Petroleum additives	$269.0	$218.1	$506.2	$432.8
Tetraethyl lead	2.8	3.4	4.8	5.5

Total	$271.8	$221.5	$511.0	$438.3

Segment operating profit:
Petroleum additives	17.0	17.3	26.8	30.2

Tetraethyl lead before special item	5.6	9.1	9.9	15.5
Special item (a)	3.9	—	3.9	—

Tetraethyl lead	9.5	9.1	13.8	15.5
Contract manufacturing and other	1.0	—	1.7	—

Segment operating profit	27.5	26.4	42.3	45.7

Corporate unallocated expense	(3.3)	(3.7)	(6.0)	(7.2)
Interest expense	(4.5)	(4.5)	(8.8)	(9.7)
Other expense, net	(0.9)	(1.2)	(1.8)	(2.8)

Income before income taxes	$18.8	$17.0	$25.7	$26.0

Net income:
Earnings excluding special item	$10.6	$11.4	$15.3	$17.2
Special item (a)	2.5	—	2.5	—

Net income	$13.1	$11.4	$17.8	$17.2

Basic earnings per share:
Earnings excluding special item	$0.62	$0.67	$0.90	$1.02
Special item (a)	0.15	—	0.15	—

Basic earnings per share	$0.77	$0.67	$1.05	$1.02

Diluted earnings per share:
Earnings excluding special item	$0.62	$0.66	$0.89	$1.00
Special item (a)	0.14	—	0.14	—

Diluted earnings per share	$0.76	$0.66	$1.03	$1.00

Notes to Segment Results and Other Financial Information

Prior periods have been reclassified to conform to the current presentation. The reclassifications consist of an allocation of certain costs in alignment with the transition during 2004 to a holding company structure. There was no impact on net income in any period.

(a)	The special item represents the gain associated with the insurance settlement related to premises asbestos liabilities. The after tax gain amounted to $2.5 million.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net sales	$271,842	$221,510	$510,956	$438,280
Cost of goods sold	219,681	170,978	415,682	341,887

Gross profit	52,161	50,532	95,274	96,393

Operating profit from TEL marketing agreements services	6,826	10,763	13,277	18,075

Selling, general, and administrative expenses	23,969	24,910	46,262	48,428
Research, development, and testing expenses	15,797	15,098	32,077	30,847
Special item income (a)	3,868	—	3,868	—

Operating profit	23,089	21,287	34,080	35,193

Interest and financing expenses	4,455	4,527	8,782	9,683
Other income, net	131	283	371	449

Income before income taxes	18,765	17,043	25,669	25,959
Income tax expense	5,698	5,689	7,840	8,787

Net income	$13,067	$11,354	$17,829	$17,172

Basic earnings per share	$0.77	$0.67	$1.05	$1.02

Diluted earnings per share	$0.76	$0.66	$1.03	$1.00

Shares used to compute basic earnings per share	17,016	16,904	16,999	16,859

Shares used to compute diluted earnings per share	17,305	17,168	17,310	17,144

Notes to Consolidated Statements of Income

(a)	The special item represents a gain associated with the insurance settlement related to premises asbestos liabilities. The after tax gain amounted to $2.5 million.